Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CONTURA ENERGY, INC.

    The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

    FIRST:    That at a meeting of the Board of Directors of Contura Energy, Inc., resolutions were duly adopted setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of said corporation to change the name of said corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

    NOW, THEREFORE, BE IT RESOLVED, that Article FIRST of the Second Amended and Restated Certificate of Incorporation of the Corporation be, and the same hereby is amended and restated, in its entirety, to read as follows:

“The present name of the corporation is Alpha Metallurgical Resources, Inc. (the “Corporation”). The Corporation was incorporated on June 10, 2016, under the name Contura Energy, Inc., pursuant to Delaware Law.”

    SECOND:    That pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, no vote of the stockholders of said corporation is required to adopt said name change.

    THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    FOURTH:    That said amendment shall be effective as of February 1, 2021, at 12:01 AM EST.

    IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of January, 2021.

CONTURA ENERGY, INC.

By:	/s/ C. Andrew Eidson
Name: C. Andrew Eidson
Title: President